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                                 EXHIBIT 23(a)


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Energen Corporation on Forms S-8 and S-3 (File No. 2-89855), Form S-3 (File No. 33-41997) and Forms S-8 (File No. 33-27869, File No. 33-46641, File No.
33-48504, and File No. 33-48505) of our report, which includes an explanatory paragraph regarding the Company's change in method of accounting for certain other post-retirement benefits, dated October 25, 1995, on our audits of the consolidated financial statements of Energen Corporation as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994, and 1993, which report is incorporated by reference in this Annual Report on Form 10-K.




Coopers & Lybrand L.L.P.
Birmingham, Alabama
December 22, 1995